Exhibit 99 - Press release issued February 16, 2004

28470 13 Mile Road Suite 300
Farmington Hills, MI 48334

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-702-6240

Media Contact: Laurie Owens
Director of Customer Service
Phone: 810-987-2200 Ext. 2023

SEMCO ENERGY REPORTS 2003 RESULTS

Farmington Hills, MI, February 16, 2004 - SEMCO ENERGY, INC. (NYSE: SEN) today reported net income of $4.8 million, or $0.17 per share, for the fourth quarter of 2003 compared to net income of $4.6 million, or $0.25 per share, for the fourth quarter of 2002. The increase in net income, when compared to the fourth quarter of 2002, was primarily due to improved operating results from the Company’s Gas Distribution Business, a lower operating loss at the Construction Services Business and lower dividends on trust preferred securities, partially offset by an increase in interest expense. The decrease in earnings per share was due to an increase in average outstanding common shares during the fourth quarter of 2003, when compared to the fourth quarter of 2002, as a result of the issuance of 8.7 million shares in August 2003.

Eugene Dubay, Interim President and Chief Executive Officer, said, "Our Gas Distribution Business continues to perform well. Operating income for the fourth quarter of 2003 from this business was up slightly from the fourth quarter of 2002. Meanwhile, our Construction Services Business reported a smaller operating loss in the fourth quarter of 2003, compared to the fourth quarter of 2002, primarily due to cost cutting measures and other earnings improvement initiatives."

YEAR-TO-DATE RESULTS
For the year ended December 31, 2003, the Company had a net loss of $30.0 million, or $1.34 per share, compared to net income of $8.9 million, or $0.48 per share, for the year ended December 31, 2002. The decrease in earnings was due in part to non-cash charges totaling approximately $20.5 million for impairment of goodwill and equipment at the Company’s Construction Services Business which, after adjusting for income taxes, increased the Company’s net loss for 2003 by approximately $17.4 million, or $0.78 per share. The Company also incurred debt exchange and extinguishment costs during 2003, which increased the net loss by $15.6 million, or $0.70 per share. Other factors contributing to the decrease in earnings were an increase in overall interest expense, which includes dividends on trust preferred securities recorded after June 30, 2003, and a significant decrease in earnings from the Company’s Construction Services Business, which is discussed in more detail in the Business Segment Results section below.

IMPACT OF WEATHER
Temperatures during the quarter and year ended December 31, 2003 were warmer than normal in Alaska. During the fourth quarter of 2003, temperatures in Michigan were warmer than normal, while during the year ended December 31, 2003, temperatures in Michigan were colder than normal. The Company has estimated that the combined variations from normal temperatures in Alaska and Michigan decreased net income by approximately $1.3 million during the fourth quarter of 2003 and by approximately $1.5 million during the year 2003. By comparison, temperatures in Alaska were warmer than normal during both the quarter and year ended December 31, 2002, and temperatures in Michigan were colder than normal for the fourth quarter of 2002 and warmer than normal for the year 2002. The Company has estimated that variations from normal temperatures in Alaska and Michigan combined decreased net income for the three months and year ended December 31, 2002 by approximately $1.4 million and $3.6 million, respectively.

2004 EARNINGS AND CAPITAL EXPENDITURES GUIDANCE
The Company expects earnings of $0.28 to $0.32 per share for 2004. This estimate assumes normal temperatures in the Company’s gas distribution service areas. The EPS estimate also includes earnings from the discontinued construction operations of $0.06 per share, assuming the sale occurs in the fourth quarter of 2004. The Company began marketing the Construction Services Business for sale recently and expects to complete the sale during 2004. It is too early in the selling process to determine the actual amount of proceeds and, therefore, no gain or loss from the sale is included in the EPS estimate. The EPS estimate also includes non-cash charges of $0.05 per share related to the early retirement of debt. The Company expects capital expenditures for property additions to be approximately $35 million in 2004.

BUSINESS SEGMENT RESULTS
GAS DISTRIBUTION
The Gas Distribution Business reported operating income of $21.6 million during the fourth quarter of 2003 compared to $21.1 million during the fourth quarter of 2002. Operating income for the year 2003 was $59.2 million, which was essentially unchanged from 2002. However, the 2003 results include a number of offsetting items, when compared to 2002. Gas sales margin increased by $3.8 million while gas transportation and other operating revenues increased by approximately $5.3 million. These increases were offset almost entirely by a $9.1 million increase in operating expenses primarily caused by increases of approximately $3.5 million for employee benefit costs, including pension expense, health care costs and retiree medical costs, $1.5 million for commercial insurance costs, $1.5 million for uncollectible customer accounts and $2.1 million for expenses at Norstar, the company’s pipeline management subsidiary.

The primary items contributing to the increase in gas sales margin were the addition of new customers, an increase in gas consumption per customer and a decrease in unaccounted-for gas. The increase in gas transportation revenue was primarily due to an increase in gas deliveries at ENSTAR, partially offset by a decrease in customer rates at ENSTAR. The increase in other operating revenue is primarily due to a $2.5 million increase in revenues from Norstar and an increase in miscellaneous customer fees.
The $0.5 million increase in operating income for the fourth quarter of 2003, compared to the fourth quarter of 2002, was due primarily to the same offsetting items that caused the variance in annual results, as discussed above.
The Gas Distribution Business had 390,677 customers at December 31, 2003 compared to 383,298 at December 31, 2002. The volume of gas sold and transported during the three months ended December 31, 2003 and 2002 was 34.3 billion cubic feet (Bcf) and 33.2 Bcf, respectively. During the year 2003 and the year 2002, the volume of gas sold and transported was 118.6 Bcf and 110.0 Bcf, respectively.

CONSTRUCTION SERVICES
The Construction Services Business reported an operating loss of $1.8 million for the fourth quarter of 2003 compared to an operating loss of $3.6 million for the fourth quarter of 2002. The $1.8 million improvement in operating results was due primarily to cost cutting measures and other earnings improvement initiatives undertaken since last year and a decrease in depreciation expense. For the year 2003, the Construction Services Business reported an operating loss of $28.5 million compared to an operating loss of $2.4 million for the year 2002. The operating loss for year 2003 includes $20.5 million in non-cash charges for the impairment of goodwill and equipment. In addition, customers have delayed or cancelled projects, which has lead to a significant reduction in work levels and contributed to the increase in operating loss during 2003. This decrease in market demand increased competition for the supply of available work, which also caused a decrease in margins during 2003. In addition, weather conditions hindered productivity at various times during the first half of 2003.
Operating revenue for the fourth quarter of 2003 and 2002 was $22.6 million and $23.3 million, respectively. Operating revenue for the year ended December 31, 2003 and 2002 was $83.5 million and $119.3 million, respectively.

INFORMATION TECHNOLOGY
The operating income of the Information Technology Services Business for the fourth quarter of 2003 and 2002 was $0.1 million and $0.2 million, respectively. Operating income for the year 2003 was $0.5 million compared to $0.6 million for the year 2002. The decrease in operating income during 2003 was primarily due to a loss on the sale of equipment and an increase in depreciation expense, offset partially by a decrease in administrative costs and business taxes.
Operating revenue was $2.3 million during the fourth quarter of 2003 and $2.5 million during the fourth quarter of 2002. Operating revenue for the year 2003 and 2002 was $9.0 million and $9.6 million, respectively.

PROPANE, PIPELINES AND STORAGE
The Propane, Pipelines and Storage Business reported operating income of $0.6 million for the fourth quarter of 2003 and $0.7 million for the fourth quarter of 2002. Operating income for the year 2003 was $2.1 million compared to $1.9 million for the year 2002. The increase was primarily due to an increase in propane sales, due to colder temperatures, and a decrease in operating expenses and business taxes. These items were partially offset by an increase in depreciation expense.

Operating revenue was $2.5 million for the three months ended December 31, 2003 and $2.3 million for the three months ended December 31, 2002. Operating revenue during the year 2003 and 2002 was $7.9 million and $7.1 million, respectively.

SEMCO ENERGY, Inc. is a diversified energy and infrastructure company that distributes natural gas to approximately 391,000 customers in Michigan and Alaska. It also owns and operates businesses involved in natural gas pipeline construction services, propane distribution and intrastate pipelines and natural gas storage in various regions of the United States. In addition, it provides information technology and outsourcing services, specializing in the mid-range computer market.

The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statement include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

# # #

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Statement of Operations data

Operating revenues	$163,140	$146,504	$545,355	$481,527

Goodwill impairment charge	-	-	17,649	-
Restructuring and asset impairment charges	-	-	2,825	-
Other operating expenses	144,346	128,343	495,152	425,088

Operating income (loss)	18,794	18,161	29,729	56,439

Other income and (deductions)
Interest expense	(11,701)	(8,166)	(41,001)	(31,268)
Debt exchange and extinguishment costs	-	-	(24,030)	-
Other	616	444	2,205	2,508

Total other income and (deductions)	(11,085)	(7,722)	(62,826)	(28,760)

Income tax (expense) benefit	(2,866)	(3,711)	7,442	(10,139)

Minority interest - dividends on trust preferred securities, net of
income taxes (a)	-	(2,150)	(4,300)	(8,601)

Income (loss) from continuing operations	4,843	4,578	(29,955)	8,939

Income (loss) from discontinued operations, net of income taxes	-	10	-	10

Net income (loss) available to common shareholders	$4,843	$4,588	$(29,955)	$8,949

Earnings per share - basic
Net income (loss) from continuing operations	$0.17	$0.25	$(1.34)	$0.48
Net income (loss) available to common shareholders	$0.17	$0.25	$(1.34)	$0.48

Earnings per share - diluted
Net income (loss) from continuing operations	$0.17	$0.25	$(1.34)	$0.48
Net income (loss) available to common shareholders	$0.17	$0.25	$(1.34)	$0.48

Cash dividends declared per share	$0.150	$0.250	$0.350	$0.500
Cash dividends paid per share	$0.075	$0.125	$0.400	$0.585

Average number of common shares outstanding
Basic	28,001	18,620	22,297	18,472
Diluted	28,019	18,620	22,297	18,493

Statement of Financial Position data at December 31, 2003
Total assets	$951,219
Short-term notes payable	82,034
Long-term debt	529,007
Common shareholders' equity	176,524

(a) Minority interest - dividends on trust preferred securities was zero for the three months ended December 31, 2003 due to the adoption of a new accounting pronouncement (SFAS 150). All dividends on trust preferred securities incurred after
July 1, 2003 are reflected in interest expense. All dividends on trust preferred securities incurred prior to July 1, 2003 are reflected in minority interest - dividends on trust preferred securities.

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(dollars in thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,

	2003	2002	2003	2002

Business Segment Information

Operating revenues
Gas Distribution	$143,019	$122,992	$462,889	$365,273
Construction Services	22,648	23,281	83,484	119,254
Information Technology Services	2,325	2,530	9,000	9,618
Propane,Pipelines and Storage	2,476	2,307	7,915	7,058
Corporate and Other (includes intercompany eliminations)	(4,976)	(4,287)	(17,933)	(19,676)

Total operating revenues	$165,492	$146,823	$545,355	$481,527

Operating income (loss) (b)
Gas Distribution	$21,574	$21,149	$59,222	$59,186
Construction Services	(1,787)	(3,644)	(28,487)	(2,437)
Information Technology Services	53	235	511	602
Propane, Pipelines and Storage	647	729	2,062	1,946
Corporate and Other (includes intercompany eliminations)	(1,130)	(644)	(3,579)	(2,858)

Total operating income	$19,357	$17,825	$29,729	$56,439

Depreciation and amortization expense
Gas Distribution	$6,360	$6,295	$25,528	$25,342
Construction Services	1,688	2,051	7,745	8,049
Information Technology Services	169	168	684	586
Propane, Pipelines and Storage	218	236	985	931
Corporate and Other	96	100	338	429

Total depreciation and amortization expense	$8,531	$8,850	$35,280	$35,337

Operating Statistics

Gas distribution:
Volumes sold (MMcf)	21,256	21,483	67,272	65,057
Volumes transported (MMcf)	13,020	11,718	51,358	44,921
Number of customers at end of period	390,677	383,298	390,677	383,298
Weather statistics:
Degree days
Alaska	3,573	2,900	9,384	9,392
Michigan	2,238	2,528	7,063	6,668
Percent colder (warmer) than normal
Alaska	(3.6)%	(20.4)%	(8.0)%	(7.8)%
Michigan	(5.2)%	7.7%	4.7%	(.9)%

Propane Distribution:
Gallons sold (in thousands)	1,461	1,667	4,602	4,493

(b) Operating income for the twelve months ended December 31, 2003 includes non-cash charges of $20.5 million for the impairment of goodwill and equipment at the Construction Services Business.